Exhibit 99.1

IVAX DIAGNOSTICS REPORTS THIRD QUARTER RESULTS

Profitability Achieved for the Third Consecutive Quarter

MIAMI—(BUSINESS WIRE)—November 14, 2008—IVAX Diagnostics, Inc. (AMEX:IVD) reported net revenues of $16,022,000 for the nine months ended September 30, 2008, an increase of $983,000, or 6.5%, from net revenues of $15,039,000 for the same period in 2007. Net revenues were $5,417,000 for the third quarter of 2008, an increase of $445,000, or 9.0%, from net revenues of $4,972,000 for the third quarter of 2007. Net income for the nine months ended September 30, 2008 was $661,000, compared to net loss of $8,542,000 for the same period in 2007. Net income for the third quarter of 2008 was $19,000, compared to net loss of $7,841,000 for the third quarter of 2007.

Revenues increased by $983,000 to $16,022,000 in the nine months ended September 30, 2008 from $15,039,000 in the same period of 2007, primarily due to increases in domestic net revenues as a result of volume increases in reagent sales to instrumentation customers and increases in Italian net revenues as a result of the effect of an increase in revenue of $631,000 resulting from fluctuations of the United States dollar relative to the Euro.

The $9,203,000 improvement in net income for the first nine months of 2008 and the $7,860,000 improvement in net income for the third quarter of 2008, compared to the same periods of 2007, were primarily due to one-time charges taken in 2007, improvements in revenue and gross profit, and reductions in operating expenses. The results for the three and nine month periods ended September 30, 2007 included a write-off of $5,852,000 of goodwill related to our subsidiaries located in Italy and Arkansas and a write-off of $1,674,000 of PARSEC® System related assets as a result of the decision to change our strategic direction and place any further development of the PARSEC® System on hold indefinitely.

Paul Kennedy, the Company’s Chairman of the Board of Directors, Chief Executive Officer and President, said, “I am very happy to see a third consecutive quarter in which IVAX Diagnostics has achieved a positive bottom line. This is a great achievement when we consider that the third quarter included the impact of the general reduction in business activity during the traditional summer vacation months in Europe and, in particular, Italy.” Mr. Kennedy continued, “The implementation of our previously announced plans to contain expenses, which had begun in the fourth quarter of 2007, has directly contributed to a reduction in all categories of operating expenses in the first nine months and third quarter of 2008 compared to the same periods of 2007, particularly at our subsidiary in Italy. As we continue to look forward to future growth opportunities, we are encouraged by our strong balance sheet which remains debt-free.”

About IVAX Diagnostics, Inc.

IVAX Diagnostics, Inc., headquartered in Miami, Florida, develops, manufactures and markets proprietary diagnostic reagents, instrumentation, and software in the United States and Italy through its three subsidiaries: Diamedix Corporation, Delta Biologicals S.r.l., and ImmunoVision, Inc.

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect the business and prospects of IVAX Diagnostics, Inc., including, without limitation: that IVAX Diagnostics’ efforts to contain expenses may not result in further reductions in expenses; that IVAX Diagnostics may not achieve revenue or income growth; that IVAX Diagnostics may not achieve improved financial performance on a sustained basis, or at all; that IVAX Diagnostics may not achieve organic growth; that IVAX Diagnostics may not identify or consummate acquisitions of businesses or products; that IVAX Diagnostics may not develop additional strategic business or scientific relationships; that, in the event IVAX Diagnostics consummates acquisitions of businesses or products or develops additional strategic business or scientific relationships, any such acquisitions or relationships may not be successful or otherwise result in improved financial performance for IVAX Diagnostics; and other risks and uncertainties that may cause results to differ materially from those set forth in the forward-looking statements. In addition to the risks and uncertainties set forth above, investors should consider the economic, competitive, governmental, technological and other risks and uncertainties discussed in IVAX Diagnostics’ filings with the Securities and Exchange Commission, including, without limitation, the risks and uncertainties discussed under the heading “Risk Factors” in such filings.

IVAX DIAGNOSTICS, INC.

RESULTS OF OPERATIONS

(Unaudited)

Period Ended September 30,	Three months		Nine months
	2008	2007	2008	2007
Net revenues	$5,416,859	$4,971,764	$16,022,055	$15,039,118
Cost of sales	2,173,309	2,209,643	6,334,910	6,309,472

Gross profit	3,243,550	2,762,121	9,687,145	8,729,646

Operating expenses:
Selling	1,259,097	1,355,702	3,740,292	4,083,135
General and administrative	1,550,332	1,738,392	4,146,296	4,770,310
Research and development	428,374	532,653	1,316,799	1,612,775
Write-off of PARSEC® assets	—	1,673,824	—	1,673,824
Impairment of goodwill	—	5,852,435	—	5,852,435

Total operating expenses	3,237,803	11,153,006	9,203,387	17,992,479

Income (loss) from operations	5,747	(8,390,885)	483,758	(9,262,833)

Other income:
Interest income	25,540	97,257	165,345	276,723
Other income, net	18,965	18,542	108,372	81,672

Total other income, net	44,505	115,799	273,717	358,395

Income (loss) before income taxes	50,252	(8,275,086)	757,475	(8,904,438)
(Benefit) provision for income taxes	31,289	(434,504)	96,136	(362,839)

Net income (loss)	$18,963	$(7,840,582)	$661,339	$(8,541,599)

Net income (loss) per share
Basic and diluted	$0.00	$(0.28)	$0.02	$(0.31)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	27,649,887	27,649,887	27,649,887	27,649,887

Diluted	27,649,887	27,649,887	27,649,887	27,649,887

IVAX DIAGNOSTICS, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$2,605,402	$3,900,564
Marketable debt securities	—	1,925,000
Accounts receivable, net of allowances for doubtful accounts of $837,482 in 2008 and $1,052,797 in 2007	6,950,654	6,287,654
Inventories, net	4,629,944	4,013,312
Other current assets	476,552	374,579

Total current assets	14,662,552	16,501,109

Property, plant and equipment, net	1,988,414	1,845,292
Marketable securities	3,760,975	4,100,000
Equipment on lease, net	139,684	163,113
Product license	1,242,936	1,242,936
Goodwill, net	870,290	870,290
Other assets	1,025,597	1,045,592

Total assets	$23,690,448	$25,768,332

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$846,479	$1,217,408
Accrued license payable	144,446	147,184
Accrued expenses and other current liabilities	3,368,097	5,404,372

Total current liabilities	4,359,022	6,768,964

Other long-term liabilities:
Deferred tax liabilities	222,327	174,708
Other long-term liabilities	888,847	850,177

Total other long-term liabilities	1,111,174	1,024,885

Commitments and contingencies

Shareholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares, issued and outstanding 27,649,887 in 2008 and 2007	276,498	276,498
Capital in excess of par value	40,993,429	40,910,677
Accumulated deficit	(22,548,602)	(23,209,941)
Accumulated other comprehensive income (loss)	(501,073)	(2,751)

Total shareholders’ equity	18,220,252	17,974,483

Total liabilities and shareholders’ equity	$23,690,448	$25,768,332

Contact:	Duane M. Steele
IVAX Diagnostics, Inc.
305-324-2338
www.ivaxdiagnostics.com